Exhibit 4.12

SHAREHOLDERS’ AGREEMENT

DATED AS OF DECEMBER 7, 2006

EXECUTION COPY

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) dated as of December 7, 2006, is made by and among CGEN Digital Media Company Limited, an exempted company with limited liability under the laws of the Cayman Islands (the “Company”), CGEN Media Technology Co., Ltd., a company organized under the laws of Hong Kong (“CGEN HK”), CGEN Digital Technology (Shanghai) Co., Ltd., a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (together with CGEN HK, the “Subsidiaries” and each a “Subsidiary”), Shanghai CGEN Digital Media Network Co., Ltd., a company organized under the laws of the People’s Republic of China (“OpCo”), Chan Yi Sing (Singapore NRIC No. S1306068A), Tian Guanyong ( ) (PRC ID No. 133031651224065), Cao Xiaofeng ( ) (PRC ID No. 310112197008270052), Yao Fang ( ) (PRC ID No. 310221670521081) and Zhu Hai Guang ( ) (PRC ID No. 410423197106070010) (together with Chan Yi Sing, Tian Guanyong ( ), Cao Xiaofeng ( ) and Yao Fang ( ), the “Founders”, and each a “Founder”), and the Shareholders of the Company identified on Schedule I hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

WHEREAS pursuant to the terms of that certain Shareholders’ Agreement (the “Prior Agreement”) dated February 10, 2006, by and among the Company and the Shareholders party thereto, the Company and such Shareholders agreed upon the terms and conditions for certain Transfers of Shares, voting of Shares and the continuity and stability of the business and policies of the Company;

WHEREAS, the Company and the Shareholders party to the Prior Agreement desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

WHEREAS, each Shareholder owns, on the date hereof, that number of Shares set forth opposite such Shareholder’s name on Schedule I hereto; and

WHEREAS, it is deemed to be in the best interest of the Company and the Shareholders that provision be made for certain Transfers of Shares, voting of Shares and the continuity and stability of the business and policies of the Company, and, to that end, the Company and the Shareholders hereby set forth their agreement with respect to the Shares owned by the Shareholders.

NOW, THEREFORE, in consideration of the premises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

As used herein, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any of (a) a director, officer or partner of such Person, (b) a spouse, parent, sibling or descendant of such Person or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; and in the case of an Investor, shall include (i) any Person who holds Shares as a nominee for such Investor, (ii) any shareholder of such Investor, (iii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly controls, is controlled by, under common control with, or is managed by such Investor or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of any Member of Company Group or of OpCo. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the above, the term “Affiliate” in the case of CPI Ballpark Investments Ltd. shall include any Affiliate of Merrill Lynch (Asia Pacific) Limited.

“Board” means the Board of Directors of the Company.

“Charter” shall mean the Third Amended and Restated Memorandum and Articles of Association of the Company, as amended from time to time pursuant to the provisions of this Agreement.

“Company Group” shall mean the Company, each Subsidiary, OpCo, and any of their respective subsidiaries from time to time, and “Member of the Company Group” means any of them.

“Company Sale” shall have the meaning set forth in the Charter.

“Competitor” shall mean any business operator identified on Schedule II hereto, which the Company may, with the consent of the Investors, update annually and provide to the Investors, provided that, at any time, such list may consist of not more than three of those domestic PRC business operators that directly engage in narrowcast out-of-home advertising and are actual competitors and/or have a similar customer base as that of the Company Group in the markets in the PRC in which the Company Group operates in respect of its principal business.

“Co-Sale Proportionate Percentage”, with respect to any Investor, means the ratio of: (a) the total number of Ordinary Share Equivalents held by that Investor to (b) the total number of Ordinary Share Equivalents held by the Transferring Shareholder and all Investors exercising the Co-Sale Right pursuant to Section 4.

“Final Post-Money Valuation” shall have the meaning set forth in the Charter.

“Fully-Diluted Proportionate Percentage for Co-Sale to a Competitor” with respect to any Shareholder, means the ratio of (a) the total number of Ordinary Share Equivalents held by that Shareholder to (b) the total number of Ordinary Share Equivalents owned by all shareholders at the date of determination.

“IFRS” shall mean International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board as applied on a consistent basis.

“Investors” shall mean the Persons identified as such on Schedule I hereto, and shall include any successor to, or assignee or transferee of any the Investors who shall agree in writing to be treated as an Investor and to be bound by the terms and to comply with the provisions of this Agreement.

“Investor Directors” shall mean the Series C Director and the Series B Directors and “Investor Director” means any of them.

“Investor Observer” means any observer appointed by any Investor to the Board or the board of directors of any Subsidiary.

“Investor Proportionate Percentage” with respect to any Investor, means the ratio of (a) the total number of Ordinary Share Equivalents held by that Investor on the date of the Transfer Notice to (b) the total number of Ordinary Share Equivalents held by all Investors.

“OpCo Board” shall mean the board of directors and each committee thereof, of Shanghai CGEN Digital Media Network Co., Ltd., a company organized under the laws of the People’s Republic of China.

“Ordinary Share Equivalents” means the number of issued and outstanding Ordinary Shares, and Ordinary Shares into which issued and outstanding Preferred Shares (as adjusted in accordance with their terms) and other securities are convertible from time to time.

“Ordinary Shares” shall mean the ordinary shares, par value US$0.000001, in the capital of the Company.

“Ordinary Shareholder” shall mean any Shareholder that is not an Investor. For the avoidance of doubt, each Founder is an Ordinary Shareholder for the purpose of this Agreement.

“Person” shall mean any individual, partnership, corporation, group, trust or other legal entity.

“Preferred Shares” shall mean collectively the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“PRC” shall mean the People’s Republic of China and, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and the Islands of Taiwan.

“Preferred Supermajority” shall mean, at any point in time, holders representing in the aggregate not less than two-thirds (2/3) of the outstanding Preferred Shares, voting together as a single class, at such time on an as converted basis.

“Pro Rata Share” shall mean, with respect to any Shareholder, the ratio of (a) the total number of Ordinary Share Equivalents held by that Shareholder immediately before the proposed allotment and issue of New Securities to (b) the total number of Ordinary Share Equivalents outstanding immediately before the proposed allotment and issue of New Securities.

“Qualified Public Offering” shall have the meaning set forth in the Charter.

“Senior Manager” means, with respect to any Member of Company Group, the chief executive officer of such company and any member of management reporting directly to the board of directors or other management employees at the level of vice president and above.

“Series A Director” shall have the meaning ascribed thereto in Section 8.B.

“Series A Preferred Shares” shall mean Series A Redeemable Convertible Preferred Shares, par value US$0.000001, in the capital of the Company.

“Series B Preferred Shares” shall mean Series B Redeemable Convertible Preferred Shares, par value US$0.000001, in the capital of the Company.

“Series B Director” shall have the meaning ascribed thereto in Section 8.B.

“Series C Conversion Shares” shall mean the Ordinary Shares issued upon the conversion of the Series C Preferred Shares.

“Series C Preferred Shares” shall mean Series C Redeemable Convertible Preferred Shares, par value US$0.000001, in the capital of the Company.

“Series C Director” shall have the meaning ascribed thereto in Section 8.B.

“Shares” shall mean (i) the presently issued and outstanding Ordinary Shares and Preferred Shares and any options or share subscription warrants exercisable therefor (which options and warrants shall be deemed to be that number of outstanding Shares for which they are exercisable), (ii) any additional share capital of the Company hereafter issued and outstanding and (iii) any share capital of the Company into which such shares may be converted or for which they may be exchanged or exercised.

“Shareholders” shall mean the Persons identified as such on Schedule I hereto, and shall include any successor to, or assignee or transferee of any of the Shareholders who shall agree in writing to be treated as a Shareholder and to be bound by the terms and to comply with the provisions of this Agreement.

“Transfer”, as to any Share shall mean to sell, or in any other way transfer, assign, pledge, distribute, encumber or otherwise dispose of, such Share, either directly or indirectly, voluntarily or involuntarily and with or without consideration.

“Transaction Documents” shall mean the CGEN Digital Media Company Limited Series C Preferred Shares Purchase Agreement dated December 5, 2006, the Charter, this Agreement and the Registration Rights Agreement dated the date hereof.

Section 2. Limitations on Transfers of Shares by Ordinary Shareholders.

A. The Ordinary Shareholders shall not, at any time during the term of this Agreement, transfer any Shares (including, without limitation, any Shares held in trust for any other Shareholder or by any other Shareholder) without first complying with the provisions of Section 3, Section 4 and Section 5; provided, that the restrictions with respect to Transfers set forth in Section 3, Section 4 and Section 5 shall not, subject to any applicable law, apply to any transfer by any Ordinary Shareholder who is a natural person:

(i) to a legal representative of such Ordinary Shareholder, if such Ordinary Shareholder becomes incapacitated, or upon the death of such Shareholder;

(ii) by will, the laws of intestacy or the laws of descent or survivorship; or

(iii) any sale or transfer of Shares to the Company or an entity designated by the Company pursuant to a repurchase right or right of first refusal of the Company in the event of a termination of an employment or consulting relationship with a Member of Company Group; or

(iv) any transfer by a Founder to his or her children who is capable of being bound under an Adherence Agreement, or to trusts for the benefit of such persons, for bona fide estate planning purposes;

(v) pursuant to a court order upon the termination of a marital relationship of such Ordinary Shareholder:

(vi) any transfer by an Ordinary Shareholder to an Investor pursuant to Article 8(e) of the Charter.

B. Any permitted transferee listed above is hereinafter referred to a “Permitted Transferee”; provided, however, that in the case of any transfer described in Section 2.A above: (x) each Permitted Transferee shall have executed and delivered to the Company and the other Shareholders, as a condition precedent to any such transfer or acquisition of Shares, an Adherence Agreement in the form of Exhibit A and shall submit to the Company and the Investors such evidence as the Company and the Investors may reasonably request to demonstrate that such transferee qualifies as a Permitted Transferee and (y) each Permitted Transferee shall remain qualified as a Permitted Transferee of the Transferring Shareholder at all times following such transfer for as long as it continues to hold any Shares, failing which it shall transfer the Shares held by it to another Permitted Transferee reasonably satisfactory to the Company and the Investors.

Section 3. Investors’ Right of First Refusal.

A. Except as otherwise provided in Section 2, each Ordinary Shareholder hereby agrees that he or it shall not Transfer any Shares, except in accordance with the procedures set forth in this Section 3 and Section 4.

B. With Respect to Shares Owned by Ordinary Shareholders.

(i) Transfer Notice of Sale. Any Ordinary Shareholder (a “Transferring Shareholder”) may not Transfer any Shares held by it or him (the “Transfer Shares”) unless it complies with this Section 3 and with Section 4. The Transferring Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company and to each Shareholder describing in reasonable detail the proposed Transfer including, without limitation, the number of Transfer Shares, the nature of such Transfer, the consideration to be paid, and the name and the address of each prospective purchaser or transferee. (The right of first refusal of an Investor under this Section 3.B is hereinafter referred to as the “Right of First Refusal”).

(ii) Notice of Purchase. Each Investor shall have 45 days from the date of receipt of the Transfer Notice to agree to purchase all or any part of such Investor’s Investor Proportionate Percentage of the Transfer Shares for the price and upon the terms and conditions specified in the Transfer Notice (or the actual terms of the proposed transfer, if more favorable to the proposed transferee), by giving written notice to the Transferring Shareholders stating therein the number of Transfer Shares to be purchased. A failure by an Investor to respond within such 45 day period shall be deemed a decision by such Investor not to exercise its right to purchase any of the Transfer Shares.

(iii) Non-Exercise. Subject to the provisions of Section 4, in the event the Investor(s) fail to agree to purchase all of the Transfer Shares within the respective periods given above, the Transferring Shareholder shall, within 90 days of delivery of the Transfer Notice to the Company and the Investors, Transfer the Transfer Shares not purchased hereunder, on terms no more favorable to the transferee than specified in the original Transfer Notice. In the event that the Transferring Shareholder has not sold the Transfer Shares within such 90-day period, the Transferring Shareholder shall not thereafter Transfer any Shares without again offering such Shares to the Investors in the manner provided in clause (i) above.

Section 4. Right of Co-Sale.

A. Co-Sale Right. Any notice of exercise of the Co-Sale Right shall specify the number of the Shares such Investor wishes to Transfer under its Co-Sale Right. Any Investor may elect to Transfer all or some of the Shares then held by such Investor up to that Investor’s Co-Sale Proportionate Percentage with respect to its Shares. Each Investor who does not exercise its Right of First Refusal pursuant to Section 3 above shall have the right, exercisable upon written notice to the Transferring Shareholder within 45 days after the date the Transfer Notice is delivered to the Investors, to participate in the Transfer of Shares on substantially the same terms and conditions as the Transferring Shareholder to the extent of that Investor’s Co-Sale Proportionate Percentage with respect to its Shares (the “Co-Sale Right”), provided, however, such Co-Sale Right shall not apply to any Transfer of Shares to an Investor pursuant to the exercise of the Right of First Refusal of such Investor under Section 3. To the extent the Investors exercise their Co-Sale Right in accordance with the terms and conditions set forth in this Section 4, the Transferring Shareholder may only sell its Shares if the proposed transferee completes the purchase of the shares which the Investors seek to sell pursuant to the exercise of their Co-Sale Right, and shall, at the request of any Investor, reduce the number of its Shares to be sold by the number of Shares that such Investor wishes to sell under its Co-Sale Right.

B. Delivery of Certificates. The Investors shall effect their participation in the Transfer by promptly delivering to the Transferring Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Shares which the Investors elect to sell; provided that if an Investor elects to sell Preferred Shares under its Co-Sale Right, it shall convert such Preferred Shares into Ordinary Shares for transfer prior to consummation of the Transfer. No Co-Sale Investor shall be required to give any representations and warranties to the purchaser other than a representation and warranty that such Shares are sold by such Investor as beneficial owner free from liens other than those under this Agreement and the Charter.

C. Sales Proceeds. The share certificate or certificates that the Investors deliver to the Transferring Shareholder pursuant to Section 4.A shall be transferred to the prospective purchaser in consummation of the Transfer of the Shares pursuant to substantially the same terms and conditions as specified in the Transfer Notice, and the Transferring Shareholder shall upon receiving the same from the prospective purchaser concurrently remit to each Investor that portion of the sale proceeds to which that Investor is entitled by reason of its participation in the Transfer. To the extent that any prospective purchaser or purchasers prohibits assignment or otherwise refuses to purchase shares or other securities from the Investors, the Transferring Shareholder shall not sell to the prospective purchaser or purchasers any Shares unless and until, prior to or simultaneously with the Transfer, the Transferring Shareholder causes the purchase of those shares or other securities from the Investors, provided, however, that notwithstanding the limitation of Section 4.A, if any Shareholder (regardless of whether such Shareholder is an Ordinary Shareholder or an Investor) proposes to Transfer Shares to any Competitor, each Shareholder other than such Transferring Shareholder shall have the Co-Sale Right set forth in this Section 4, applied with such modifications as may be necessary for it to Transfer its Fully-Diluted Proportionate Percentage for Co-Sale to a Competitor to the prospective purchaser.

D. Sale by Transferring Shareholder. Subject to as hereinafter provided, if and to the extent that the Investors do not exercise their Right of First Refusal or their Co-Sale Right in aggregate with respect to the Transfer of all the Shares subject to the Transfer Notice within the relevant prescribed period, the Transferring Shareholder may, not later than 90 days following delivery to the Company and the Investors of the Transfer Notice, conclude a bona fide Transfer of all of the Shares covered by the Transfer Notice on terms no more favorable to the transferee or transferor than set forth in the Transfer Notice. Any proposed Transfer on terms more favorable than set forth in the Transfer Notice, as well as any subsequent proposed Transfer of any Shares by the Transferring Shareholder, shall again be subject to the Right of First Refusal and Co-Sale Right of the Investors and shall require compliance by the Transferring Shareholder with the procedures described in this Section 4.

E. No Adverse Effect. Any Investor’s exercise or non-exercise of the Right of First Refusal or the Co-Sale Right shall not adversely affect its rights to participate in subsequent Transfers of Shares by a Transferring Shareholder subject to the provisions of this Section 4.

F. Prohibited Transfer. In the event a Transferring Shareholder Transfers or attempts to Transfer any Shares in contravention of the Right of First Refusal or the Co-Sale Right of the Investors, or any Shareholder Transfers or attempts to Transfer any Shares otherwise in contravention of Section 4 or Section 3 (a “Prohibited Transfer”), such transfer or attempted transfer shall be invalid and of no effect and the Company will not effect any attempt to Transfer Shares in violation of Section 4 or Section 3 nor will it treat any alleged transferee as the holder of the Shares purported to be transferred in violation of Section 4 or Section 3. Each Investor, in addition to other remedies as may be available at law, in equity or hereunder, shall have the put option provided in Section 4.G below, and the Transferring Shareholder shall be bound by the applicable provisions of that put option.

G. Remedies. In the event of a Prohibited Transfer, the Investors shall have the right to sell to the Transferring Shareholder the type and number of Shares equal to the number of Shares the Investors would have been entitled to Transfer to the purchaser had the Prohibited Transfer been effected pursuant to and in compliance with the terms of this Agreement (the “Put Option”). Such sale shall be made on the following terms and conditions:

(i) the price per share at which the Shares are to be sold to the Transferring Shareholder shall be equal to the price per share paid in the Prohibited Transfer;

(ii) the Transferring Shareholder shall reimburse the Investors for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investors’ rights under this Section 4;

(iii) within 60 days after the earlier of the dates on which the Investors (i) receive notice of the Prohibited Transfer, or (ii) otherwise become aware of the Prohibited Transfer, the Investors shall, if exercising the Put Option created by this Section 4.G, deliver to the Transferring Shareholder the certificate or certificates representing the Shares to be sold, each certificate to be properly endorsed for transfer or accompanied by duly executed transfer instruments;

(iv) the Transferring Shareholder shall, upon receipt of the certificate or certificates for the Shares to be sold by the Investors, pursuant to this Section 4.G, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.G(ii), in cash or by other means acceptable to the Investors; and

(v) notwithstanding the foregoing, the Company agrees it will not effect any attempt by the Transferring Shareholder to Transfer Shares in violation of Section 3 and Section 4 nor will it treat any alleged transferee as the holder of the Shares purported to be transferred in violation of Section 3 and Section 4, unless the exercise of the Put Option has been completed pursuant to this Section 4.G). Anything contained herein to the contrary notwithstanding, the Transferring Shareholder shall, in addition to complying with the provisions of this Section 4, comply with the provisions of Section 3 (it being understood that the Transfer Notice contemplated by Section 3.A shall include the notice of Co-Sale Right), and each Ordinary Shareholder, prior to Transferring any Shares to the prospective purchaser, shall comply with the provisions of Section 3.

(vi) Anything contained herein to the contrary notwithstanding, (x) any Transferring Shareholder shall submit to the Company and the Investors such evidence as the Company and the Investors may reasonably request to demonstrate that such transferee qualifies as a Permitted Transferee, and each Permitted Transferee shall remain qualified as a Permitted Transferee of the Transferring Shareholder at all times following such Transfer for as long as it continues to hold any Shares, failing which it shall transfer the Shares held by it to another Permitted Transferee reasonably satisfactory to the Company and the Investors.

Section 5. Required Sale.

Anything contained herein to the contrary notwithstanding, if at any time the Preferred Supermajority, who also hold not less than ten percent (10%) of the Ordinary Share Equivalents, and the holders who hold at least two-thirds (2/3) of the issued and outstanding Ordinary Shares, shall approve (i) a bona fide arms length proposal from a Person for the transfer, directly or indirectly, of all of the shares of the Company to such Person, (ii) the merger or consolidation of the Company with or into another Person in which the shareholders of the Company will receive cash or securities of any other Person for their shares under circumstances in which holders of a majority in voting power of the share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the Company, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction, or (iii) the sale by the Company or its subsidiaries of all or substantially all of their assets to a Person, in each of the above cases for a specified price payable in cash or otherwise and on specified terms and conditions (a “Sale Proposal”), and if such Sale Proposal has been endorsed by shareholders of the Company holding not less than a majority of the Ordinary Share Equivalents voting together as a single class, then such shareholders (or their designated representative) may deliver a notice (a “Required Sale Notice”) with respect to such Sale Proposal to each other Shareholder (as well as each other holder of any shares) stating that such shareholders have approved or propose to effect the Sale Proposal and providing the identity of the Persons involved in such Sale Proposal and the terms thereof. Each such Shareholder, upon receipt of a Required Sale Notice, shall be obligated, which obligation shall be enforceable by any Shareholder voting in favor thereof (or their designee), to sell their shares and participate in the transaction (a “Required Sale”) contemplated by the Sale Proposal, vote their Shares in favor of such Sale Proposal at any meeting of shareholders called to vote on or approve such Sale Proposal and otherwise to take all necessary action to cause the Company and its shareholders to consummate such Required Sale. Any such Required Sale Notice may be rescinded by such Shareholders by delivering written notice thereof to all of the other Shareholders of the Company.

Section 6. Pre-emptive Rights

Each Shareholder has the right of first offer to purchase such Shareholder’s Pro Rata Share, of all (or any part) of any “New Securities” (as defined in Section 6.A) that the Company may from time to time issue after the date of adoption of the Charter. For purpose of this Section 6, a Shareholder’s Pro Rata Share in respect of a proposed issuance of New Securities shall mean such Shareholder’s Pro Rata Share immediately before such proposed issuance of New Securities.

A. “New Securities” shall mean any Ordinary Shares or Preferred Shares, whether now authorized or not, and rights, options or warrants to purchase such Ordinary Shares or Preferred Shares, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Ordinary Shares or Preferred Shares; provided, however, that the term “New Securities” does not include:

(i) any Ordinary Shares issued or issuable upon conversion of the Series C Preferred Shares, Series B Preferred Shares or Series A Preferred Shares;

(ii) up to 8,446,518 Ordinary Shares (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors or consultants to, the Company or any subsidiary of the Company pursuant to a bona fide employment related share purchase or option plan (a “ESOP Plan”) approved by the Board and as may be approved from time to time by the Investors pursuant to Section 11;

(iii) any Ordinary Shares issued in connection with a bona fide at-arm’s-length acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity which acquisition has been approved by the Investors pursuant to Section 11;

(iv) any Ordinary Shares or Preferred Shares issued without consideration in connection with any share split or share dividend or other similar event in which all shareholders of the Company are entitled to participate ratably;

(v) any Ordinary Shares or Preferred Shares that may otherwise deemed to be issued upon adjustment of a Conversion Price pursuant to Article 8(e) of the Charter; and

(vi) any Ordinary Shares issued by the Company pursuant to an underwritten public offering which has been approved by Investors pursuant to Section 11.

B. If the Company proposes to undertake an issuance of New Securities, it shall give to each Shareholder written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Shareholder shall have forty-five (45) days from the date of mailing of any such Notice to agree in writing to purchase such Shareholder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Shareholder’s Pro Rata Share. If any Shareholder fails to so agree in writing within such forty-five (45) day period to purchase such Shareholder’s Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase. Each Shareholder shall have a right of over-allotment such that if any other Shareholder fails to exercise its right hereunder to purchase its entire Pro Rata Share of New Securities, the other Shareholders may purchase the balance of the Nonpurchasing Holder’s portion on a pro rata basis (with a further right of over-allotment for any portion of such unsubscribed New Securities that remains unsubscribed) within forty-five (45) days from the date such Nonpurchasing Holder fails to exercise its right hereunder to purchase its entire Pro Rata Share of New Securities.

C. If the Shareholders fail to exercise in full the right of first offer within the 90-day period provided for in Section 6.B, then the Company shall have 90 days after the expiration of such 90-day period to sell the New Securities with respect to which the Shareholders’ rights of first offer hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Shareholders. In the event that the Company has not issued and sold the New Securities within such 90-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Shareholders pursuant to this Section 6.

Section 7. Information Rights.

A. Information and Inspection Rights. The Company shall provide to each Investor and agrees that for so long as such Investor holds Shares, the Company shall:

(i) Monthly Reports. Furnish to such Investor within fifteen (15) days after the end of each such month, a monthly financial report summarizing the material financial and operating data of the Company Group for the applicable period (including capital expenditure during that period and sales successfully closed during that period) and containing an updated sales forecast, monthly balance sheets, income statements and cash flow statements of the Company Group;

(ii) Quarterly Reports. Furnish to such Investor within forty-five (45) days after the end of each fiscal quarter of the Company, unaudited consolidated quarterly financial statements for such fiscal quarter, including a balance sheet as of the end of such fiscal quarter, a statement of income and a statement of cash flows of the Company Group for such fiscal quarter, setting forth in each case in comparative form the figures from the Company’s previous fiscal year (if any) and for the three, six or nine months then ended, as the case may be;

(iii) Annual Reports. Furnish to such Investor within ninety (90) days after the end of each fiscal year of the Company, consolidated annual financial statements for such fiscal year, including a balance sheet as of the end of such fiscal year, a statement of income and a statement of cash flows of the Company Group for such year, in each case, audited by a “big-four” international accounting firm and setting forth in comparative form the figures from the Company Group’s previous fiscal year, if any; and

(iv) Annual Budget. Furnish to such Investor no later than thirty (30) days prior to the end of the fiscal year an operating budget for the Company for the next fiscal year;

(v) Investment Documents. Promptly upon written request from the Investor, current versions of this Agreement and other related investment documents and all documents relating to any subsequent financings by the Company or otherwise affecting the Preferred Shares or shares issued upon conversion of the Preferred Shares, bearing the signatures of all parties, and of the Charter bearing the file stamp of the appropriate government authority, in each case with all amendments and restatements thereto; the copies of the documents to be provided under this Section 7 may be delivered in either hardcopy or in Adobe Portable Document Format (PDF); and

(vi) Other Information. Promptly furnish to such Investor copies of all financial statements made available to the Company’s Board of Directors and such additional financial and other information as such Investor may from time to time reasonably request.

(a) All financial statements to be provided to the Investors pursuant to this Section 7 and pursuant to any other Transaction Agreement, including the Charter, shall be prepared in the English language in accordance with IFRS, and shall consolidate all of the consolidated financial results of OpCo.

B. Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds not less than one percent (1%) of the Company’s Ordinary Share Equivalents, the Investor or its appointee shall have the right of inspection during normal business hours, including the right to access, examine and copy all books or accounts of any member of Company Group, and to discuss the business, operations and conditions of the Company Group with their respective directors, officers, employees, accounts, legal counsel and investment bankers, such right to be exercised reasonably by taking into consideration the Company’s confidential and proprietary information, legal privilege (or analogous legal doctrines).

C. Termination of Rights. Except as set forth in Section 7.D below, the foregoing information and inspection rights shall terminate upon the closing of the Qualified Public Offering.

D. Information Rights After a Qualified Public Offering. The Company covenants and agrees that, for so long as any Investor holds not less than one per cent. of the Company’s Ordinary Share Equivalents, the Company will deliver to such Investor (i) promptly after filing, copies of all of the Company’s annual and periodic reports made available to its shareholders as well as all public reports (including any periodic, interim, or extraordinary reports) filed with the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the People’s Republic of China, the U.S. Securities and Exchange Commission, or any other stock exchange or securities regulatory authority, and (ii) promptly upon request, copies of current versions of investment document and all documents relating to any subsequent financings by the Company, or otherwise affecting the Shares or the holders of the Shares, in each case with all amendments and restatements. This Section 7.D shall survive termination of this Agreement.

Section 8. Directors and Management.

A. If a majority of the Board so requires, the Company shall:

(i) purchase and, at all times, maintain for the benefit of each Investor Director and his alternate, insurance against liability for negligence (including gross negligence), default (including willful default), breach of duty and breach of trust for an insured amount of not less than US$5,000,000; and

(ii) deliver to each Investor Director a copy of the policy documents in relation to such insurance.

B. Election of the Board of Directors. At each annual meeting of the Shareholders of the Company, or at any meeting of the Shareholders at which members of the Board are to be elected, or whenever members of the Board are to be elected by written consent, the Company hereby agrees to take such actions as are necessary, and each Shareholder shall take, from time to time, all action (including, without limitation, voting the Shares whether now owned or hereinafter acquired, over which he, she or it exercises voting control, calling special meetings of Shareholders to amend the Charter and executing and delivering written consents) necessary to fix the number of members of the Board of the Company at five (5) members (not including alternate directors as follows:

(i) The holders of Series C Preferred Shares, voting together as a single class, shall be entitled to appoint, and remove from such appointment, one (1) director (the “Series C Director”) to the Board and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary, provided that so long as any holder of Series C Preferred Shares, together with its Affiliates, holds a greater number of Series C Preferred Shares than any other holder of Series C Preferred Shares, such holder shall have the right to appoint the Series C Director to be appointed by the holders of Series C Preferred Shares.

(ii) The holders of Series B Preferred Shares, voting together as a single class, shall be entitled to appoint, and remove from such appointment, two (2) directors (the “Series B Directors”) to the Board and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary; provided that for so long as TDF and Redpoint respectively hold at least fifty percent (50%) of the Series B Preferred Shares held by them as at December 1, 2006, each of them shall be entitled exclusively to appoint one Series B Director on behalf of the holders of Series B Preferred Shares.

(iii) The holders of Series A Preferred Shares, voting unanimously as a single class, shall be entitled to appoint, and remove from such appointment, one (1) director (the “Series A Director”) to the Board and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary; provided that the Series A Director initially nominated by the holders of Series A Preferred Shares shall be the Chief Executive Officer of the Company.

(iv) The holders of Ordinary Shares, voting together as a single class, shall be entitled to appoint, and remove from such appointment, one (1) director to the Board of the Company and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary; provided that should the Series A Director at any time not be a member of the senior management of the Company (as determined by a majority of the Board), the number of the members of the Board shall be increased to six (6), and the holders of Ordinary Shares, voting together as a single class, shall be entitled to appoint, and remove from such appointment, one (1) additional director to the Board of the Company and each committee thereof and to the OpCo Board, and the board of directors of each Subsidiary.

C. Vacancy. In the event of the resignation, death, removal or disqualification of a Director selected by any party or parties as provided in Section 8.A, such party or parties, as the case may be, shall promptly nominate a new Director, and, after written notice of the nomination has been given by such party or parties, as the case may be, to the other parties, the Company shall take such actions as are necessary and each Shareholder shall vote any Shares of the Company, whether now owned or hereafter acquired, over which he, she or it exercises voting control, to elect such nominee to the Board as set forth herein.

D. Removal. Any Director selected by any party or parties as provided herein may be removed from the Board at any time and from time to time, with or without cause (subject to the Charter as in effect from time to time and any requirements of law), in the sole discretion of such party or parties, as the case may be, and after written notice by such party or parties, as the case may be, to each of the parties hereto of the new nominee to replace such Director, the Company shall take such actions as are necessary and each Shareholder shall promptly vote any Shares of the Company, whether now owned or hereafter acquired, over which he, she or it exercises voting control, to elect such nominee to the Board.

E. Boards and committees of subsidiaries. It is agreed that the composition of the board of directors of any subsidiary of the Company will be the same as that of the Company.

F. Meetings. The Board shall hold a Board meeting (whether in person or via conference) not less frequently than every two months to discharge the directors’ duty to review the Company’s progress and results.

G. Board Observers. Each Investor, for so long as he, she or it holds any Preferred Shares or any shares resulting from the conversion thereof shall be entitled to nominate a non-voting observer to the Board of the Company and each of its subsidiaries and such observers shall be entitled to receive notice of and attend all board meetings as though they were a member of the Board but not be entitled to vote on any matter.

H. Approval of Quarterly Capital Expenditure Plan. In advance of each fiscal quarter of the Company Group, the Board of the Company shall review and if deemed fit shall approve a quarterly capital expenditure plan of the Company Group with respect to that quarter, provided that any such approval shall include the affirmative votes of the Preferred Supermajority and the Series C Director. The Company Group shall observe and abide by any such capital expenditure plan approved by the Board, and the Founders shall take no action (or omit to take action) to cause the Company Group and each Member of Company Group to not so observe and abide.

I. Indemnification. The Company and each Subsidiary shall, jointly and severally, indemnify and hold harmless each Investor Director and his alternate, to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such Investor Director or his alternate, unless such claims arise from or in connection with any facts which have been disclosed or otherwise made known to the Investor who appointed such Investor Director or his alternate prior to the date of this Agreement, as a result of any act, matter or thing done or omitted to be done by him in good faith in the course of acting as a Director or alternate Director, as applicable, of the Company or the Subsidiary, by delivering to such Investor Director or its alternate, at the time of its appointment as a Director or an alternate Director, an indemnification agreement duly executed by the Company.

J. Director Expenses. The Company shall reimburse Investor Directors and Investor Observers for all reasonable out-of-pocket expenses incurred in connection with Board duties and meetings, up to US$20,000 per calendar year per Investor Director or Investor Observer.

K. Waiver. The Company acknowledges that each Investor will likely have, from time to time, information that may be of interest to the Company or its Subsidiaries (“Information”) regarding a wide variety of matters including (1) an Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments an Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including technologies, products and services that may be competitive with those of the Company or any of its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including companies that may be competitive with the Company or any of its Subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by the Investor Directors or Investor Observer. The Company, as a material part of the consideration for this Agreement, agrees that neither any Investor Director nor any Investor Observer shall have any duty to disclose any Information to the Company or any of its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or otherwise to take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit any Investor’s ability to pursue opportunities based on such Information or that would require any Investor, any representative, any Investor Director or the Investor Observer to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company, any of its Subsidiaries, or OpCo.

(b) Each Shareholder shall vote all of his or its Shares and shall take all other necessary or desirable actions within his or its control (whether in such Shareholder’s capacity as a shareholder of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and shareholder meetings), to give effect to the terms set out in this Agreement.

Section 9. Legend on Share Certificates.

Each certificate representing Shares shall bear a legend containing the following words (in addition to any other legend required by law or applicable agreement):

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS’ AGREEMENT DATED AS OF DECEMBER 7, 2006, AMONG CGEN DIGITAL MEDIA COMPANY LIMITED AND CERTAIN HOLDERS OF THE OUTSTANDING SHARE CAPITAL OF SUCH COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF SUCH COMPANY.”

Section 10. Additional Shares.

In the event additional Shares are issued by the Company to a Shareholder or any employee of the Company at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Company exercisable for or exchangeable into Shares, the Company shall cause such additional Shares, as a condition to such issuance, to become subject to the terms and provisions of this Agreement.

Section 11. Covenants.

A. Matters Requiring Investor and Series C Director Consent. In addition to any other rights provided by law and the provisions of the Charter, each Member of Company Group and each Ordinary Shareholder jointly and severally agrees and undertakes to procure that any action (whether by amendment of the charter or any constitutional documents of any Member of the Company Group, or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions with respect to the Company or any Member of the Company Group (the “Tier 1 Reserved Matters”) shall require the approvals of the Preferred Supermajority and, for so long as holders of Series C Preferred Shares hold in aggregate not less than fifty percent (50%) of the Series C Preferred Shares subscribed by them on December 7, 2006, the Series C Director:

(i) Effect or permit any sale, lease, assignment, transfer, license, encumbrance, disposition or other conveyance of or security over any material assets of any Member of the Company Group outside the ordinary course of business;

(ii) Effect any consolidation or merger of any Member of the Company Group with or into any other corporation;

(iii) Acquire or dispose of any material assets outside the ordinary course of business or any shares or debt or equity securities of any corporation or other entity or acquire any other business as a going concern, by one transaction or a series of transactions, or form any partnership or joint venture with any other person (which shall not be deemed to include cross-marketing arrangements in which the parties thereto would not be held liable to any other Person for the obligations of each other);

(iv) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares, securities or debt of any Member of Company Group; PROVIDED, HOWEVER, that this restriction shall not apply to the repurchase of Ordinary Shares from employees, officers, directors, consultants or other persons pursuant to an ESOP Plan;

(v) Pay or declare any dividend on any shares of or other equity interest in any Member of the Company Group;

(vi) Voluntarily effect any change of Chairman, Chief Executive Officer, Chief Financial Officer or Legal Representative (or management employees with similar responsibilities) of any Member of the Company Group;

(vii) Incur any indebtedness that, when combined with all other then outstanding indebtedness of the any Member of the Company Group exceeds RMB2,000,000 (or its equivalent) in aggregate principal amount outside the budget approved under this Section 11.A;

(viii) Make any change in accounting methods, practices, principles, policies and procedures, or change to inconsistent classifications, judgments and valuation or estimation methodologies, or appoint, remove or change the auditor for any Member of the Company Group;

(ix) Make any capital expenditure in aggregate in excess of RMB2,000,000 outside the budget approved under this Section 11.A;

(x) Increase, reduce or cancel the authorized or issued share or equity capital of the Company, or issue or sell, or obligate itself to issue or sell, or permit the issuance or sale, of any share capital or debt securities of the Company, provided, however, that this restriction shall not apply to the issuance of Ordinary Shares, or securities convertible into or exchangeable for Ordinary Shares, to employees, officers, directors, consultants or other persons pursuant to an ESOP Plan approved under this Section or re-designation of Ordinary Shares as Series C Preferred Shares pursuant to Article 8(e)(ii) of the Charter.

(xi) Approve any annual business plan (or any amendment to such business plan) and budget of the Company, and quarterly updates thereof;

(xii) Approve or authorize the commencement of any business other than as set forth in a business plan approved under this Section 11.A;

(xiii) Take any action to wind up or dissolve any Member of Company Group or undertake any merger, reconstruction or liquidation of any Member of Company Group or apply for the appointment of a receiver, manager or judicial manager or similar officer in respect of any Member of Company Group;

(xiv) Settle, compromise or concede any litigation, legal proceedings, arbitration, mediation or any other dispute resolution procedures involving any Member of Company Group;

(xv) Amend the Charter or any equivalent constitutional documents of any Member of Company Group in any manner;

(xvi) Effect a Company Sale;

(xvii) Approve terms of a public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares), or shares of any other Member of the Company Group, registered under the Securities Act, or in a similar public offering of Ordinary Shares in a jurisdiction and on a securities exchange or inter-dealer quotation system outside of the United States, including The Stock Exchange of Hong Kong Limited; or

(xviii) Dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries.

B. Matters Requiring Investor Consent. In addition to any other rights provided by law and the provisions of the Charter and without prejudice to any requirement to obtain the consent of the Series C Director under Section 11.A, each Member of Company Group and each Ordinary Shareholder jointly and severally agrees and undertakes to procure that any action (whether by amendment of the charter or any constitutional documents of any Member of the Company Group, or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions with respect to the Company or any Member of the Company Group (the “Tier 2 Reserved Matters”) shall require the approval of the Preferred Supermajority.

(i) Increase, reduce or cancel the authorized or issued share or equity capital of any Member of Company Group (other than the Company), or issue or sell, or obligate itself to issue or sell, or permit the issuance or sale, of any share capital or debt securities of any Member of Company Group (other than the Company), PROVIDED, HOWEVER, that this restriction shall not apply to the issuance of Ordinary Shares, or securities convertible into or exchangeable for Ordinary Shares, to employees, officers, directors, consultants or other persons pursuant to a share incentive or similar scheme approved under this Section or re-designation of Ordinary Shares as Series C Preferred Shares pursuant to Article 8(e)(ii) of the Charter;

(ii) Approve any transfer of shares or interests in any Member of Company Group other than the Company;

(iii) Approve or change the terms of employment (including any material change to compensation) of any Senior Manager of any Member of the Company Group;

(iv) Enter into any transaction with an Affiliate or modify the terms of any such transaction; approve or make adjustments or modifications to terms of transactions involving the interest of any director or shareholder of any Member of the Company Group, including the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of any director or shareholder of any Member of the Company Group;

(v) Adopt, settle or alter the terms of any ESOP Plan or other bonus or profit sharing scheme; or

(vi) Dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries.

C. Protection of Reserved Matters. Each Member of the Company Group and each Ordinary Shareholder hereto jointly and severally undertakes to each Investor that it shall exercise all its rights and powers in relation to the Company Group so as to procure that, subject to applicable law, (i) no resolutions to approve, authorize and ratify any of the Tier 1 Reserved Matters shall be considered or passed or effected at any meeting of shareholders or otherwise, without first obtaining consent of the Preferred Supermajority and, for so long as holders of Series C Preferred Shares hold in aggregate not less than half of the Series C Preferred Shares subscribed by them on December 7, 2006, the Series C Director, and (ii) no resolutions to approve, authorize and ratify any of the Tier 2 Reserved Matters shall be considered or passed or effected at any meeting of shareholders or otherwise, without first obtaining consent of the Preferred Supermajority.

D. Initial Public Offering. Each of the Founders and the Company shall use all reasonable commercial effort to complete a Qualified Public Offering on or prior to the second anniversary of the date hereof. The Founders and the Company agree that each Investor has the right to sell up to thirty percent (30%) of the Series C Conversion Shares it may then hold on a secondary basis pursuant to the Company’s initial public offering. To the extent that the managing underwriter in such initial public offering advising the Company that additional sale of Ordinary Shares held by the Investors would not materially interfere with the successful marketing of the Company’s securities in such initial public offering, then each Investor may sell up to thirty percent (30%) of all the Ordinary Shares it may then hold, as determined to be appropriate by the managing underwriter.

E. Non-Competition. Each Founder undertakes to each of the Investors that for a period of eighteen (18) months after he ceases to be employed by a Member of the Company Group, he will not, without the prior written consent of the Investors:

(i) either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person, carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with the primary business then operated by the Company in PRC;

(ii) either on his own account or through any of his Affiliates or in conjunction with or on behalf of any other Person solicit or entice away or attempt to solicit or entice away from any Member of the Company Group, the business of any person, firm, company or organization who is or shall at any time within twelve (12) months prior to such cessation have been a customer, client, representative, agent or correspondent of such Member of the Company Group or in the habit of dealing with such Member of the Company Group;

(iii) either on his own account or through any of his Affiliates or in conjunction with or on behalf of any other Person, employ, solicit or entice away or attempt to employ, solicit or entice away from any Member of the Company Group any person who is or shall have been at the date of or within 12 months prior to such cessation an officer, manager, consultant or employee of any such Member of the Company Group whether or not such person would commit a breach of contract by reason of leaving such employment (other than pursuant to advertisements of general circulation);

(iv) neither he nor any of his Affiliates will at any time hereafter, in relation to any trade, business or company use in contravention of law any business or trade name or any permutation, combination, derivation or part thereof now or hereafter used by any Member of the Company Group in its name or in the name of any of its products, services or their derivative terms, or the Chinese or English equivalent or any similar word in such a way as is likely to be confused with the name of any Member of the Company Group or the product or services or any other products or services of any Member of the Company Group, and shall use all reasonable endeavors to procure that no such name shall be used by any of his Affiliates;

(v) Each and every obligation under clause (a) of this Section 11.E shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts which are unenforceable shall be deleted from such Section and any such deletion shall not affect the enforceability of the remainder parts of such Section;

(vi) If any restrictions in this Section 11.E shall be adjudged to be invalid or unenforceable as being in excess of what is reasonably required for the protection of the Company Group or the Shareholders, but would be valid if parts of this Section 11.E were deleted or the scope herein reduced, all restrictions in this Section 11.E shall apply with such modifications as may be necessary to make them legally valid and effective;

(vii) Each Founder hereby covenants that he shall continue to devote 100 per cent. of his working time to managing the business and operations of the Company Group; and

(viii) The provisions of this Section 11.E shall survive termination of this Agreement.

F. Duration of Agreement. The rights and obligations of each Shareholder under this Agreement, save for any rights or obligations that by their express terms survive termination of this Agreement, shall terminate as to such Shareholder upon the earliest to occur of (a) the Transfer of all Shares owned by such Shareholder and (b) a Qualified Public Offering.

G. Appointment of Certain Officers. The Investors may nominate Senior Managers, and other key management personnel and key technical personnel of the Company Group, for appointment by the Board in its discretion or the boards of directors of other members of the Company Group, as the case may be.

H. Establishment of Compensation Committee. The Board shall forthwith establish a Compensation Committee consisting of one (1) Series C Director, one (1) Series B Director and the Chairman of the Board of the Company nominated by Ordinary Shareholders representing a majority of the Shares held by the Ordinary Shareholders. The Compensation Committee shall propose the terms of the Company’s share incentive plan and all grants of awards thereunder to the Board, for approval and adoption by the Board and the Shareholders, shall have the power and authority to administer the Company’s share incentive plan and to grant options thereunder in accordance with such approval by the Board and the Shareholders, and shall have such other powers and authorities as the Board shall delegate to it.

I. Non-Disposal. Without prejudice to any other provisions in this Agreement, each Ordinary Shareholder irrevocably and unconditionally undertakes to the Investors that without the prior written approval of the Preferred Supermajority and the Series C Director, he (regardless of its employment status with the Company Group) or it shall not, directly or indirectly, grant any pledge, mortgage, lien, encumbrance or security interest over the Ordinary Shares registered in his or her name (other than as contemplated in this Agreement or the Charter).

J. Lock-up. Each Ordinary Shareholder acknowledges and agrees that he it shall not sell, make any short sale of, loan, grant any option for the purchase of, pledge, charge or otherwise transfer or dispose of any Shares or other securities of the listing entity without the prior written consent of the underwriter for such period of time (not to exceed 180 days) following the effective date of an initial public offering. The Company agrees that it shall not and it shall procure that the listing entity shall not, release any of the Ordinary Shareholders, an officer of the listing entity, Founder, director from such lock-up.

K. ESOP. If the Final Post-Money Valuation is determined to be at least US$60,674,264, the Company shall reserve 2.4% of its then fully-diluted share capital as additional Ordinary Shares (or options, warrants or rights therefor) to be granted or issued to employees, officers, directors or consultants to, the Company or any subsidiary of the Company pursuant to an ESOP Plan approved pursuant to Section 11; provided that the issue price of such Ordinary Shares shall not be lower than the then effective conversion price for Series C Preferred Shares as calculated in accordance with the Charter.

L. Non-Group Company. Each Founder hereby irrevocably and unconditionally undertakes that he or she shall cause any Person (other than a natural person or a Member of the Company Group) controlled by him or her (separately or together with any other Founder) not to (i) compete in any way with any Member of the Group Company; (ii) use the phrase “CGEN” or “ ” in its name, brand or marketing material; and (iii) hold itself out as a Member of the Company Group.

M. Company’s Option. Each Founder hereby irrevocably and unconditionally grants to the Company an option to purchase or designate any other Person to purchase all or part of his or her ownership interest in OpCo, or any other Person (other than a natural person) organized under the laws of the PRC that is engaged in business in competition with the business of any member of the Company at any time from the date hereof to the seventh anniversary of the date hereof for a consideration that is the lower of (x) US$1,000 or (y) minimum consideration as may be required for such purchase to be valid and enforceable under the laws of the PRC. The Company may exercise this option more than once. Upon the Company’s exercise of such option, the Founders and the Ordinary Shareholders shall be obligated to sell to the Company or the Person designated by the Company such ownership interest as the Company may elect to purchase. Each of the Company, the Founders and the Ordinary Shareholders hereby agree with the Investors that the Preferred Supermajority may enforce this Section 11.M on behalf of the Company.

N. SAFE Registration. Each Founder and any other Shareholder deemed to be a PRC resident for purposes of the relevant PRC foreign exchange rules undertakes to make best efforts to complete all approval and/or registration procedures, as required by any PRC governmental authorities, including without limitation the PRC State Administration of Foreign Exchange and/or its local branches, with regard to such Founder’s or Shareholder’s equity interest (beneficial or legal and direct or indirect) in the Company as soon as is practicable.

O. Compliance with Laws. Each Member of the Company Group shall, and the Founders shall cause each Member of the Company Group to comply with all applicable laws and regulations (including without limitation any laws, regulation, notices, decrees and decisions in the jurisdiction of its organization or where it conducts business concerning bribery, corruption and anti-money laundering matters.)

P. FCPA. Each of the Founders and Members of the Company Group represents and warrants that he or it is aware of and familiar with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and its purpose, and further undertakes that he or it will not take any action or make any payment (including promises to take action or to make payment) in violation of, or that might cause any Investor or its Affiliates or subsidiary in violation of, the FCPA.

Q. Performance Ratchet. If there is an ratchet adjustment in respect of the Series C Preferred Shares under Article 8(e)(ii) of the Charter, each Ordinary Shareholders (other than Totnes International Limited) shall transfer such number of Ordinary Shares to the Investors holding Series C Preferred Shares in accordance with Article 8(e)(ii) of the Charter for an aggregate consideration of US$1.00. Pursuant to Article 8(e)(ii) of the Charter, the Company shall re-designate such transferred Ordinary Shares as Series C Preferred Shares ranking pari passu with all other Series C Preferred Shares. To the extent that any shareholders’ approval is necessary, each Shareholder shall vote its Shares to approve such transfer and re-designation.

Section 12. Severability; Governing Law; Dispute Resolution.

A. Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

B. Governing Law. The execution, effectiveness, construction, performance, amendment and termination of this Agreement shall be governed by the substantive law of the State of New York (without regard to principles of conflict of laws).

C. Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement shall be resolved first through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given, the Dispute cannot be resolved through consultation, such Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the “Arbitration Notice”).

(ii) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“Centre”). There shall be three (3) arbitrators. Each party to the Dispute shall choose one (1) arbitrator. The Secretary General of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.

(iii) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 12.C, including the provisions concerning the appointment of arbitrator, the provisions of this Section 12.C shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitrators shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii) During the course of the arbitration tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 13. Successors and Assigns.

This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, transferees, legal representatives and heirs.

Section 14. Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person (with written confirmation of receipt) or by telecopy (with written confirmation of transmission) or sent by nationally-recognized overnight courier (with written confirmation of receipt) or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties:

if to the Company, to:

CGEN Digital Media Company Limited

Suite 3293-94, Tower B, City Center of Shanghai

No. 100 Zunyi Rd.

Shanghai 200051, P.R. China

Telephone: +86 21 6237 2200

Telecopy: +86 21 6237 1918

Attention: CEO

with a copy to:

Paul Hastings Janofsky & Walker

22/F, Bank of China Tower

1 Garden Road Central Hong Kong

Attention: Basil Hwang

if to the Shareholders, to their respective addresses set forth on Schedule III hereto with a copy to counsel to such Shareholder indicated thereon.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch or three (3) business days after such deposit for international deliveries and (c) in the case of mailing, on the third business day after the posting thereof. A delivery between the People’s Republic of China and Hong Kong shall be considered an international delivery.

Section 15. Modification; Assignment.

A. Except as otherwise provided herein, neither this Agreement nor any provisions hereof can be modified, changed, discharged or terminated except by an instrument in writing signed by (a) the Company, (b) Shareholders holding two-thirds of the then outstanding Series C Preferred Shares and Shareholders holding two-thirds of the then outstanding Series B Preferred Shares, each voting as a separate class, and (c) the holders of a majority of the Ordinary Shares then held by the Shareholders; provided, however, that no modification or amendment shall be effective to reduce the percentage of the Shares the consent of the holders of which is required under this Section 15 nor shall any modification or amendment discriminate against any Shareholder without the consent of such Shareholder.

B. Adherence Agreement. For any transfer of Shares to be deemed effective, the transferee shall assume the obligations of the transferor under this Agreement by executing and delivering to the Company an Adherence Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be a Ordinary Shareholder or Investor, as appropriate. By their execution hereof, each of the parties hereto appoints the Company as its attorney-in-fact for the limited purpose of executing any Adherence Agreement which may be required to be delivered pursuant to this Section 15B.

Section 16. Headings.

The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 17. Nouns and Pronouns.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

Section 18. Entire Agreement.

This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto, including, without limitation, the Prior Agreement.

Section 19. Confidentiality and Announcements.

A. Each Investor acknowledges that the Company could be irreparably damaged if trade secrets concerning the business and affairs of the Company were disclosed to or utilized on behalf of any person. Each of the Investors covenants and agrees to and with the Company that, except as otherwise provided in this Agreement, it will not, at any time, directly or indirectly, without the prior written consent of the Company, divulge, and will not authorize any of its partners, shareholders, directors, officers, employees or agents to divulge, to any person any trade secrets if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information: (i) that is now or in the future becomes freely available to the public through no fault of or action by such Investor; (ii) that is in the possession of such Investor or the using or disclosing party prior to the time such information was obtained from the Company or that is independently acquired by such Investor or the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained by such Investor or the using or disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; or (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body (including, without limitation, the Hong Kong Stock Exchange).

B. Non-Disclosure of Terms. The terms and conditions of this Agreement, the Related Agreements and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations hereunder.

C. Press Releases, Etc. Any press release issued by any party hereto or any Member of the Company Group shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without each Investor’s prior written consent at its sole discretion.

D. Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary:

(i) any parties hereto may disclose any of the Financing Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys in each case only where such persons or entities are advised of the confidential nature of the information or under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(ii) each Investor (and its fund manager) may, without disclosing the identities of the other Investors or the Financing Terms of their respective investments in the Company without their or the Company’s consent, disclose such Investor’s investment in the Company to any other Person or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark (without requiring the Company’s further consent). If it does so, the other parties shall have the right to disclose to any other Person any such information disclosed in a press release or other public announcement by such Investor.

(iii) notwithstanding clause (d) (i) immediately above, each Investor shall have the right to disclose:

(a) any information to such Investor’s and/or its fund manager’s and/or its Affiliate’s legal counsel, fund manager auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, its fund manager, shareholder, investor, bona fide potential investor, counsel or advisor, or employee of such Investor and/or its Affiliate; provided, however, that any such person shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(b) any information for fund and inter-fund reporting purposes;

(c) any information as required by law, government authorities, exchanges and/or regulatory bodies; and/or

(d) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company,

(e) any information contained in press releases or public announcements of the Company pursuant to Section 19C above.

(iv) the confidentiality obligations set out in this Section 19 do not apply to:

(a) information which was in the public domain or known to the relevant party before it was furnished to it by another party hereto otherwise than as a result of (i) a breach by that party of this Section 19 or (ii) a breach of a confidentiality obligation by a third party discloser, where the breach was actually known to that relevant party;

(b) information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(c) information disclosed by any director or observer of the Company to its appointer or any of its Affiliates or to any person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 19.D .

E. Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and exhibits and schedules attached to such agreement, or any of the Financing Terms hereof in contravention of the provisions of this Section 19, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to assist an affected Non-Disclosing Party to seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

F. Notices. All notices required under this section shall be made pursuant to Section 14 of this Agreement.

G. This Section 19 constitutes the entire agreement between the parties as to the matter of confidentiality and supersedes any separate nondisclosure agreements executed by the Company with the Investors (and/or their Affiliates) with respect to the transactions contemplated herein. This Section 19 shall survive the termination of this Agreement and the other Related Documents.

H. Access to Information. Each Member of the Company Group shall allow access to Confidential Information only to directors, officers and employees of the Company Group whose duties require them to possess such Confidential Information, and shall take all reasonable steps to minimize the risk of disclosure of Confidential Information.

I. Other Information. The provisions of this Section shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any Founder or Member of the Company Group.

J. Survival. This Section shall survive termination of this Agreement.

Section 20. Several Liability of Investors. Each Investor party hereto shall be severally (and not jointly and severally or jointly with any other Person) liable for its own obligations under this Agreement.

Section 21. Investor Rights. Any rights of any Investor under this Agreement may, without prejudice to such Investor to exercise any such rights, be exercised by any fund manager of such Investor or their respective nominees (“Fund Manager”), unless such Investor has given notice to the other parties to this Agreement that any such rights cannot be exercised by such Fund Manager.

Section 22. Counterparts.

This Agreement may be executed by facsimile signature and in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CGEN DIGITAL MEDIA COMPANY LIMITED

/s/
By:
Title:

CGEN MEDIA TECHNOLOGY COMPANY LIMITED

/s/
By:
Title:

CGEN DIGITAL TECHNOLOGY (SHANGHAI) CO., LTD.
([GRAPHIC])

/s/
By:
Title:

SHANGHAI CGEN DIGITAL MEDIA NETWORK CO., LTD.
([GRAPHIC])

/s/
By:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

/s/
Chan Yi Sing
(Singapore NRIC No. S1306068A)

/s/
Tian Guanyong ( )
(PRC ID No. 133031651224065)

/s/
Cao Xiaofeng ( )
(PRC ID No. 310112197008270052)

/s/
Yao Fang ( )
(PRC ID No. 310221670521081)

/s/
Zhu Hai Guang ( )
(PRC ID No. 410423197106070010)

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

TOTNES INTERNATIONAL LIMITED

/s/
By:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

S.I. TECHNOLOGY VENTURE CAPITAL LIMITED

/s/
By:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

SUMITOMO CORPORATION EQUITY ASIA LIMITED

/s/
By:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

JAFCO ASIA TECHNOLOGY FUND III

/s/
By:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

TDF CAPITAL CHINA II, LP

/s/
By:
Title:

TDF CAPITAL ADVISORS, LP

/s/
By:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

HUITUNG INVESTMENTS (BVI) LIMITED

/s/
By:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

INVESTLINK CONSULTING (CHINA) LIMITED

/s/
By:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

REDPOINT VENTURES II, L.P.
By its General Partner Redpoint Ventures II, LLC

/s/
By:	John L. Walecka
Title:	Managing Director

REDPOINT ASSOCIATES II, LLC, as nominee

/s/
By:	John L. Walecka
Title:	Managing Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

CPI BALLPARK INVESTMENTS LTD.

/s/
By:	John L. Walecka
Title:	Managing Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

Schedule I

Shareholders	Series A Preferred Shares	Series B Preferred Shares	Series C Preferred Shares	Ordinary Shares
Investors
CPI BALLPARK INVESTMENTS LTD.			73,683,439

TDF CAPITAL CHINA II, LP		30,386,346	16,013,474

TDF CAPITAL ADVISORS, LP		1,305,713	688,106

REDPOINT VENTURES II, L.P.		29,226,450	16,324,124

REDPOINT ASSOCIATES II, LLC		675,791	377,456

S.I. TECHNOLOGY VENTURE CAPITAL LIMITED	33,977,284

SUMITOMO CORPORATION EQUITY ASIA LIMITED	9,707,795	9,315,431	2,769,876

JAFCO ASIA TECHNOLOGY FUND III		36,219,496	5,273,738

HUITONG INVESTMENTS (BVI) LIMITED		18,109,748	2,636,869

INVESTLINK CONSULTING (CHINA) LIMITED		2,513,186
Ordinary Shareholders
CHAN YI SING				89,719,317

TOTNES INTERNATIONAL LIMITED				2,912,339

Schedule II

LIST OF COMPETITORS

(A)	Focus Media Holding Limited and subsidiaries

Schedule III

Notice Schedule

S.I. Technology Venture Capital Limited

26/F, Harcourt House

39 Gloucester Road

Wanchai, Hong Kong

Tel: +852 2529 5652

Fax: +852 2520 0128

Attn: Philip P. Zhai, PhD.

Sumitomo Corporation Equity Asia Limited

Suite 602, 6th Floor

One International Finance Centre

One Harbour View Street

Central

Hong Kong

Tel: +852 2295 0300

Fax: +852 2295 0600

Attn: Joe Chang

JAFCO Asia Technology Fund III

c/o JAFCO Investment (Asia Pacific) Ltd.

6 Battery Road

#42-01

Singapore 049909

Fax No.: +65 6221-3690

Attention: The President

with a copy to:

JAFCO Investment (Hong Kong) Ltd

30/F, Two International Finance Centre

8 Finance Street

Central, Hong Kong

Tel: +852 2536-1960

Fax: +852 2536-1979

Attention: General Manager

TDF Capital China II, LP

and TDF Capital Advisors, LP

Unit 2505, K. WAH Center

1010 Huaihai Zhong Road

Shanghai 200031

People’s Republic of China

Tel. No.: +86 (21) 5467-0500

Fax. No.: +86 (21) 5404-7557

Attention: Ian Goh

Huitung Investments (BVI) Limited

Room 2211,

Shui On Plaza

333 Huai Hai Zhong Road,

Shanghai 200021

People’s Republic of China

Tel. No.: +86 (21) 64275896-15

Fax. No.: +86 (21) 63853266

Attention: David Tso

CHAN Yi Sing,

Totnes International Limited

CGEN Digital Media Company Limited

CGEN Media Technology Co., Ltd.

CGEN Digital Technology (Shanghai) Co., Ltd.

Shanghai CGEN Digital Media Network Co., Ltd.

c/o Suite 3218-85, 3293-94

Tower B, Center of Shanghai

No. 100 Zunyi Road

Shanghai, 200051 P. R. China

Tel: +8621 6237 0616

Fax: +8621 6237 1918

Attn: Mr. Chan Yi Sing

EXHIBIT A

ADHERENCE AGREEMENT

This Adherence Agreement (“Adherence Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Shareholders’ Agreement dated as of November […], 2006 (the “Agreement”) by and among CGEN Digital Media Company Limited, a Cayman Islands exempted company (the “Company”) and certain of its shareholders and in consideration of the Shares subscribed for by the Transferee thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adherence Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring [number] [Preferred/Ordinary] shares of the Company (the “Shares”) from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Agreement.

2. Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a/an [Ordinary Shareholder thereunder (if transferor is a Ordinary Shareholder)]/[Investor thereunder (if transferor is an Investor)].

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this ______ day of _________________, ____.

TRANSFEREE:

By:

Name:

Title:

Address:

Fax:

Accepted and Agreed:

CGEN DIGITAL MEDIA COMPANY LIMITED

By:

Name:

Title: